EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE
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CAS MEDICAL SYSTEMS REPORTS FOURTH QUARTER 2005 RESULTS

FOR IMMEDIATE RELEASE:

CAS MEDICAL SYSTEMS REPORTS RECORD FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR 2005

BRANFORD, CT - MARCH 06, 2006 - CAS Medical Systems, Inc. (NASDAQ: CASM) today announced record financial results for the three months and full year ended December 31, 2005.

"2005 was an exceptional year for CAS with a number of significant accomplishments and milestones, including our acquisition of StatCorp in May; the launch of our new 750C capnograph-based vital signs monitor in June; listing on the NASDAQ Capital Market in November; and FDA clearance to market our innovative NIRS system granted in December," commented Louis P. Scheps, President and CEO of CAS Medical Systems, Inc. "We believe that our 2005 achievements demonstrate our ability to deliver value to our customers and shareholders, and we look forward to continued success in 2006 and beyond as we prepare for the full launch of our highly promising NIRS system," added Mr. Scheps.

HIGHLIGHTS

* Fourth quarter revenues rose 54 percent to a record $8.6 million
* Fiscal 2005 revenues increased 34 percent to a record $26.9 million
* Company reaffirms planned launch of Cerebral Oximeter in late 2006
* Company provides guidance for fiscal 2006 of revenue growth of 21-26%

FINANCIAL RESULTS

Revenues for the three months ended December 31, 2005 totaled a record $8.6 million, an increase of $3.0 million or 54% over the $5.6 million reported for the fourth quarter ended December 31, 2004. Included are sales of $1.8 million from Statcorp, Inc., acquired in May 2005. Revenues were also supported by a 44% increase in blood pressure product sales generated primarily by sales of the Company's vital signs monitors.

Revenues for the full year ended December 31, 2005 totaled a record $26.9 million, an increase of $6.8 million or 34% over the $20.1 million recorded for the full year ended December 31, 2004. Statcorp product sales represented $4.4 million of the increase in overall sales. Increases in blood pressure product sales of 34% were primarily responsible for the remaining rise in revenues, supported by increases in neonatal product sales and service revenues. These gains were partly offset by reductions in apnea product sales.

Net income for the three months ended December 31, 2005 increased to $649,000, or $0.05 per diluted common share, compared to net income of $343,000, or $0.03 per diluted share, for the three months ended December 31, 2004. Net income for the year ended December 31, 2005 increased to $1.8 million or $0.15 per diluted share, compared to net income of $1.2 million or $0.11 per diluted share for the year ended December 31, 2004. Pre-tax income for the three months and twelve months ended December 31, 2005 was affected by a reduction in expenses of $401,000 ($0.02 per diluted share) related to the curtailment of the Company's retirement benefit plan. Reductions in selling, general and administrative ("S,G&A") expenses as a percentage of revenues contributed to an increase in operating income of $1,015,000, up 59% from 2004. Operating income for 2005 was affected by a significant increase in research and development expenses ("R&D") of $598,000 primarily pertaining to the development of the Company's Near-Infrared Spectroscopy ("NIRS") monitoring device.

"We have seen improvements in performance and productivity at all levels of the organization," said Andrew Kersey, Chief Operating Officer of CAS Medical Systems, Inc. "The acquisition of StatCorp has provided immediate benefits and we continue to see new opportunities arise as we further integrate our product lines. Sales of our vital signs monitors reached record levels with continued growth of sales to the Department of Veterans Affairs. Our OEM blood pressure and neonatal product lines also continued to perform well during the year. We expect continued growth in all of these lines for the coming year from new product introductions as well as emerging market opportunities."

Mr. Scheps added, "Development of our new NIRS platform is continuing on track with the worldwide launch planned for the end of this year. We are accelerating our investments in this area to capitalize on this emerging opportunity. Significant expenditures are planned this year in clinical research and customer education to build on our strong technology position and maximize the potential of this product."

2006 OUTLOOK

The Company expects revenues of between $32.5 and $34.0 million, representing growth of 21% to 26% over 2005 revenues of $26.9 million. 2006 earnings are expected to be near break-even as a result of the Company's commitment to accelerate its NIRS investment in R&D, on-going clinical studies, marketing expenses, and manufacturing start-up costs ahead of the first full year of sales of the product anticipated in 2007.

ABOUT CAS

Founded in 1984, CAS Medical Systems, Inc. is dedicated to the design and manufacture of innovative technologies and products vital to patient care in the most challenging clinical environments. Its current product lines include blood pressure measurement technology, vital signs monitoring equipment, blood pressure cuffs, apnea monitoring equipment and products for neonatal intensive care. With a reputation for the highest quality products available in the markets it serves, CAS products are used by clinicians worldwide. For more information contact:

JEFFERY BAIRD, CFO
CAS Medical Systems, Inc.
44 East Industrial Road
Branford, CT  06405
(203) 488-6056
ir@casmed.com
-------------

Financial Dynamics
Jonathan Birt 212-850-5634
jbirt@fd-us.com
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STATEMENTS INCLUDED IN THIS PRESS RELEASE, WHICH ARE NOT HISTORICAL IN NATURE,
ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. STATEMENTS RELATING TO THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY ARE SUBJECT TO MANY FACTORS INCLUDING, BUT NOT LIMITED TO, THE CUSTOMER ACCEPTANCE OF THE PRODUCTS IN THE MARKET, THE INTRODUCTION OF COMPETITIVE PRODUCTS AND PRODUCT DEVELOPMENT, COMMERCIALIZATION AND

TECHNOLOGICAL DIFFICULTIES, AND OTHER RISKS DETAILED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.

SUCH STATEMENTS ARE BASED UPON THE CURRENT BELIEFS AND EXPECTATIONS OF THE COMPANY'S MANAGEMENT AND ARE SUBJECT TO SIGNIFICANT RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS PRESS RELEASE THE TERMS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT," "MAY," "OBJECTIVE," "PLAN," "POSSIBLE," "POTENTIAL," "PROJECT," "WILL" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE MADE AS OF THE DATE HEREOF, AND WE DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF FUTURE EVENTS, NEW INFORMATION OR OTHERWISE.

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

                            CAS MEDICAL SYSTEMS, INC.
                              STATEMENTS OF INCOME

                                             Three Months       Three Months      Twelve Months      Twelve Months
                                                Ended              Ended              Ended              Ended
                                               Dec. 31,           Dec. 31,           Dec. 31,           Dec. 31,
                                                 2005               2004               2005               2004
                                             -----------        -----------        -----------        -----------
Revenues                                     $ 8,577,080        $ 5,584,492        $26,884,421        $20,059,272

Costs and Expenses:
  Cost of Products Sold                        4,743,308          3,156,219         15,092,322         11,055,912
  Research and Development                       730,438            302,451          1,630,681          1,032,445
  Selling, General and Administrative          2,221,699          1,677,756          7,438,511          6,263,352
                                             -----------        -----------        -----------        -----------
                                               7,695,445          5,136,426         24,161,514         18,351,709

                                             -----------        -----------        -----------        -----------
Operating Income                                 881,635            448,066          2,722,907          1,707,563

  Interest Expense                                66,353              9,928            166,613             72,432

                                             -----------        -----------        -----------        -----------
Pre-tax Income                                   815,282            438,138          2,556,294          1,635,131

  Income Taxes                                   166,131             95,064            741,120            430,246

                                             -----------        -----------        -----------        -----------
Net Income                                   $   649,151        $   343,074        $ 1,815,174        $ 1,204,885
                                             ===========        ===========        ===========        ===========


EARNINGS PER COMMON SHARE:

    Basic                                    $      0.06        $      0.03        $      0.18        $      0.12

    Diluted                                  $      0.05        $      0.03        $      0.15        $      0.11

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING:

    Basic                                     10,016,342          9,846,595          9,941,670          9,796,684

    Diluted                                   11,929,864         11,304,572         11,729,347         11,128,643

                           CAS MEDICAL SYSTEMS, INC.
                                 BALANCE SHEETS


                                                December 31,       December 31,
                                                    2005               2004
                                                ------------       ------------

Cash and cash equivalents                       $  1,892,584       $  1,973,452
Accounts receivable                                3,218,963          2,929,167
Inventories                                        5,592,807          2,662,686
Deferred income taxes                                318,262            250,342
Other current assets                                 494,182            355,367
                                                ------------       ------------

  Total current assets                            11,516,798          8,171,014

Property and equipment                             5,817,616          4,917,074
Less accumulated depreciation                     (3,080,160)        (2,649,031)
                                                ------------       ------------
                                                   2,737,456          2,268,043

Intangible and other assets, net                     360,186            167,990
Deferred tax assets                                  224,620            385,935
Goodwill                                           3,079,021               --
                                                ------------       ------------
  Total assets                                  $ 17,918,081       $ 10,992,982
                                                ============       ============


Current portion of long-term debt               $    574,115       $     58,929
Notes payable                                        206,359
Accounts payable                                   2,167,396            734,939
Income taxes payable                                  18,999            417,130
Accrued expenses                                   1,068,035            854,410
                                                ------------       ------------

  Total current liabilities                        4,034,904          2,065,408

Retirement benefit obligation                        349,567            736,988

Long-term debt, less current portion               4,416,202          1,034,495

Common stock                                          40,456             39,837
Additional paid-in capital                         3,176,911          3,031,387
Common stock held in treasury                       (101,480)          (101,480)
Retained earnings                                  6,001,521          4,186,347
                                                ------------       ------------

Stockholders' equity                               9,117,408          7,156,091

                                                ------------       ------------
Total liabilities & stockholders' equity        $ 17,918,081       $ 10,992,982
                                                ============       ============